UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SANFORD C. BERNSTEIN FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Bernstein Mutual Fund Shareholder Vote Important Reminder

We recently sent you proxy material for an upcoming shareholder vote on November 5, 2010. Our records indicate that we have not yet received your vote. Please vote at your earliest convenience by one of the options below:

¡	Speak to a live proxy specialist by calling the Funds’ proxy administrator, Broadridge, at the toll-free number 1.866.450.8471. The proxy specialist can answer any questions you may have and record your vote.

¡	Log on to www.proxyweb.com and enter the control number(s) listed on your proxy card(s). Follow the on-screen prompts to register your vote.

¡	Call the toll-free touch-tone voting number 1.888.221.0697. Enter the control number(s) listed on your proxy card(s) and follow the touch-tone prompts.

¡	Mail in your signed proxy card(s) in the envelope provided.

For your convenience, we’ve enclosed another copy of your proxy card(s) along with a return envelope. You may also receive a call from a Bernstein representative to facilitate the voting process.

Voting takes only a few minutes. PLEASE VOTE TODAY.

To Our Bernstein

Mutual Fund Shareholders

The enclosed material pertains to an upcoming shareholder vote—in particular, the election of members to the Funds’ Boards of Directors. For the mutual funds you hold, we’ve included a proxy statement(s) providing details on the vote, along with a proxy card(s) containing specific voting instructions.

Your vote is important, and we encouraged you to vote promptly. In order to facilitate the voting process, a Bernstein representative may call you if we do not receive your ballot within the next few weeks. Please note that Bernstein recommends a vote for the proposals.

We appreciate your attention to this important Fund matter. Should you have any questions about the proposals or the voting process, please feel free to contact your Bernstein Advisor.